As filed with the Securities and Exchange Commission on ________________________.	Registration No. _____________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAYCOR VENTURES CORP.
 (Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LAYCOR VENTURES CORP.	Cane & Associates LLP
1128 Quebec Street, Suite 407	3199 East Warm Springs Road, Suite 200
Vancouver, British Columbia	Las Vegas, Nevada 89120
Canada V6A 4E1	(702) 689-1453
(604) 689-1453
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box.
[   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	4,000,000	$0.05	$200,000	$100.00

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LAYCOR VENTURES CORP.
Shares of Common Stock
2,000,000 Minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 4,000,000 shares of common stock on a self-underwritten basis, 2,000,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. In the event that 2,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 2,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 2,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our common stock will be sold by Wayne Morgan, our sole officer and director.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.05	$0.015	$0.035
Per Share - Maximum	$0.05	$0.075	$0.0425
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We own the exploration rights to one property. The one property consists of one mining claim. We intend to explore for gold on the property.

Our administrative office is located at 1128 Quebec Street, Suite 407, Vancouver, British Columbia, Canada V6A 4E1 and our telephone number is (604) 689-1453 and our registered statutory office is located at 3199 East Warm Springs Road, Suite 200, Las Vegas, Nevada 89120. Our fiscal year end is March 31. Our mailing address is 1128 Quebec Street, Suite 407, Vancouver, British Columbia, Canada V6A 4E1.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 2,000,000 shares of common stock and a maximum of 4,000,000 shares of common stock, par value $0.001
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $170,000 if the maximum number of shares are sold and $70,000 if the minium number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	9,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2004
Balance Sheet
Total Assets	$5,000
Total Liabilities	$14,452
Stockholders Equity - (Deficit)	$(9,452)

Year Ended
March 31, 2004
Income Statement
Revenue	$ nil
Total Expenses	$14,452
Net Income - (Loss)	$(14,452)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Laycor Ventures:

  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in March 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $14,452. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

  Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our management has direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property.

  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Mr. Morgan has other outside business activities and will only be devoting 10% of this time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Mr. Morgan, our sole officer and director has other outside business activities and will only be devoting 10% of his time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Morgan. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another entity, if he transfers the property to someone other than us, we will cease operations.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Robert Wayne Morgan, our president. If Mr. Morgan transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

  Because Wayne Morgan is our sole officer and director, if he should resign or die, we will not have an operating officer which will result in our operations suspending or ceasing. If that should occur, you could lose your investment.

  Wayne Morgan is our sole officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die there will be no one to run us. If that should occur, until we find another person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

  Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 4,000,000 shares of common stock in this offering, Mr. Morgan will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Morgan will be able to elect all of our directors and control our operations.

  Because Mr. Morgan is risking a small amount of capital and property as a loan, while you on the other hand are risking up to $200,000, as an equity investment, if we fail you will absorb most of the loss.

  Mr. Morgan will receive a substantial benefit from your investment. He supplied the property, paid expenses, advanced cash and made a loan all of which totaled $14,452. You on the other hand, will be providing all of the cash, through your equity investment, for our operations. If we cease operations, Mr. Morgan, as debtors, will be entitled to recover the amount of his loan before you will be entitled to recover any of your equity investment. As a result, if we cease operations for any reason, you will lose your investment while Mr. Morgan, if funds are available, will be entitled to the return of the amount he loaned to us.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$45,000	$90,000	$125,000
Analyzing Samples	$10,000	$10,000	$10,000
Telephone	$5,000	$5,000	$10,000
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,350	$2,350	$2,350
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate it will cost up to $10,000 to analyze the core samples.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2004, the net tangible book value of our shares of common stock was a deficit of $9,452 or approximately $0.002 per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 9,000,000 shares to be outstanding will be $160,548 or approximately $0.018 per share. The net tangible book value of the shares held by our existing stockholder will be increased by $0.016 per share without any additional investment on his part. You will incur an immediate dilution from $0.05 per share to $0.018 per share.

After completion of this offering, if 4,000,000 shares are sold, you will own approximately 44% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.05 per share. Your percentage of capital contribution will be 97.14%. Our existing stockholder will own approximately 55% of the total number of shares then outstanding, for which he has made contributions of cash and/or services and/or other assets, totaling $5,000, or approximately $0.001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 8,000,000 shares to be outstanding will be $110,548, or approximately $0.014 per share. The net tangible book value of the shares held by our existing stockholder will be increased by $0.012 per share without any additional investment on his part. You will incur an immediate dilution from $0.05 per share to $0.014 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 37.50% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.05 per share. Your percentage of capital contribution will be 96%. Our existing stockholder will own approximately 62.50% of the total number of shares then outstanding, for which he has made contributions of cash and/or services and/or other assets, totaling $5,000, or approximately $0.00001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $60,548, or approximately $0.009 per share. The net tangible book value of the shares held by our existing stockholder will be increased by $0.007 per share without any additional investment on his part. You will incur an immediate dilution from $0.05 per share to $0.009 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.71% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.05 per share. Your percentage of capital contribution will be 93.33%. Our existing stockholder will own approximately 71.42% of the total number of shares then outstanding, for which he has made contributions of cash and/or services and/or other assets, totaling $5,000, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholder.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.05
Net tangible book value per share before offering	$(0.002)
Potential gain to existing shareholders	$80,000
Net tangible book value per share after offering	$0.018
Increase to present stockholders in net tangible book value per share after offering	$0.016
Capital contributions	$5,000
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	55.55%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.05
Dilution per share	$0.032
Capital contributions	$170,000
Percentage of Capital Contributions	97.14%
Number of shares after offering held by public investors	4,000,000
Percentage of ownership after offering	44.45%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.05
Dilution per share	$0.036
Capital contributions	$120,000
Percentage of Capital Contributions	96%
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	37.50%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.05
Dilution per share	$0.041
Capital contributions	$70,000
Percentage of Capital Contributions	93.33%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 4,000,000 shares of common stock on a self-underwritten basis, 2,000,000 shares minimum, 4,000,000 shares maximum basis. The offering price is $0.05 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, 595 Burrard Street Vancouver, British Columbia V7X 1L7. Its telephone number is (604) 665-3715. Funds will not be placed in an escrow account, trust or similar account. We will hold the funds in the account until we receives a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. We assure you that you will get your money back if we don't raise the $100,000 in the foregoing time period. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Wayne Morgan, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is notstatutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Morgan is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He has and will not participate in selling and offering securities for any Issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Morgan will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and/or outside the United States.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $2,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers, many broker-dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "LAYCOR VENTURES CORP."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber,

without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Bank of Montreal, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 180 days of the effective date of this offering, 270 if extended by us, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated in the State of Nevada on March 23, 2004. We are engaged in the acquisition and exploration of mining properties. We maintain our statutory registered agent's office at 3199 East Warm Springs Road, Suite 200, Las Vegas, Nevada 89120 and our business office is located at 1128 Quebec Street, Suite 407, Vancouver, British Columbia, Canada V6A 4E1. Our telephone number is (604) 689-1453. This is the home of Wayne Morgan, our president. We use this space on a rent-free basis.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Background

In March 2004, our president, Wayne Morgan, acquired one mineral property containing one mining claim in British Columbia, Canada by pay $1,880 to Madman Mining Co., Ltd., a non-affiliated third party. Gerard Gallissant is a staking agent employed by Madman Mining Co., Ltd. Madman Mining Co., Ltd. is located 700 West Pender Street, Suite 604, Vancouver, British Columbia, Canada V6C 1G8. Mr. Gallissant has been staking claims since 1962. His British Columbia license number is 109141.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. Mr. Morgan paid Madman Mining Co., Ltd. $1,880 to stake the claim. The claim is recorded in the name of Wayne Morgan to avoid paying additional fees.

Under British Columbia law title, British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mining claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Morgan will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Morgan transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Morgan will be liable to us for monetary damages breach of fiduciary duty.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our property, that is the province of British Columbia.

In the nineteenth century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown.

The claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourself.

Claims

The following is a list of the tenure number, claim, date of recording and expiration date of the claim:

Claim No.	Document Description	Date of Recording	Date of Expiration

408850	James Gang Mining Claim.	March 1, 2004	March 1, 2005

The claim measures approximately 50 acres in size.

In order to maintain this claim Wayne Morgan must pay a fee of CDN$100 per year per claim. Mr. Morgan can renew the claim indefinitely; the amount of the renewal will not increase for the year ending 2005. We have no earthly idea if the fee to renew the claim will increase after 2005. There is no grace period if there is a default on the work or Mr. Morgan misses renewing the claim. Mr. Morgan will not cause the claim to expire as a result of not renewing the claim or failing to perform work on the claim.

The claim was selected because Mr. Robert Morgan advised us that gold has been discovered on other property nearby. No technical information was used to select our claim.

Location and Access

The claim is located 180 miles east of Vancouver, near Rock Creek within the Kettle River Valley. The claim is in the Greenwood Mining Division. The town of Rock Creek lies six miles to the south, at the junction of Highway 3 and Highway 33. Secondary gravel roads and ATV trails provide good access to most parts of the property.

Physiography

The claim lies within the Okanagan Highlands which occurs at the southern end of the physiographic division know as the Interior Plateau System. The terrain consists of gentle to moderate slopes throughout most of the property with the exception of the immediate area of Ed James Creek where the slopes become quite steep. The claim lies on the western side of the Kettle River Valley with the elevation generally increasing from the east to the west.

Elevations vary from 2,300 feet above sea level ("a.s.l.") at the northeastern corner of the claim near Ed James Creek to 4,000 feet a.s.l. near the south-central area of the claim.  Ed James Creek, which flows through the northern edge of the claim, should provide ample water for all stages of development.

Property Geology

The claim is almost entirely underlain by the Anarchist Group of sediments and volcanics of Triassic age. This is the favorable host for mineralization in the area. Within our claim the Anarchist Group is composed of greenstone, some of which is tuffacious and some serpentinized; and an argillite/quartzite unit that is locally cherty; limestone; magnesite; and gneiss. Most of the property is underlain by greenstone. There is also a broad body of mineralized crystalline limestone outcropping within the Crown Point claim.

An intrusive body of granodiorite and an adjacent intrusive body of microdiorite occur on the east side of our claim. Both of these units are of the Cretaceous Valhalla Plutonic Rocks.

Tertiary age feldspar porphyries occur on the east and west sides of our claim as well as to the immediate north of the claim. To date, all are dyke-shaped and strike in northerly directions. Two northerly-striking aplite dykes of this same group occur on the east side of our claim to the immediate north of the feldspar porphyry.

The contacts between the various rock units on our claim are virtually in every direction.

The majority of our claim is covered by glacial debris and bedrock exposure is less than 10%.

We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under our claim.

Mineralization

There are two mineralized zones within the property. The Maybe Showing adjoins the Crown Point Crown Grant to the north and the Leona Showing which is located immediately to the south of the Crown Point claim. Both the Maybe and the Leona showings appear to be the northern and southern extensions of the mineralization that occurs within the Crown Point claim.

At the Maybe Showing, a 0.5 to 3 foot wide quartz vein occurs within a shear zone that is on average 15 feet wide. The vein/shear zone strike at 022o (north-northeasterly) and the dip varies between 35o and 45o southeasterly. The vein has been traced intermittently for 250 feet. The intervals between the vein exposures are covered by overburden.

The vein is exposed by approximately 265 linear feet of underground development completed in nine shafts and an adit. At least 12 trenches have also been excavated along the trace of the vein.

In 1981, sampling of the Maybe vein yielded values of 5.4 oz/ton silver with 14.13% lead and 7.5 oz/ton silver with 16.72% lead from rock grab samples.

During 1949 and 1950 a total of 176 tons of ore was mined and shipped from the Maybe Showing. This yielded 1,128 ounces of silver, 5 ounces of gold, 25,326 pounds of lead and 21,184 pounds of zinc.

At the Leona Showing, two mineralized quartz veins of variable width are hosted in a shear zone. The veins strike 090o to 135o and dip 45 to 80 degrees southeast. The veins are exposed in three shafts, one adit and several trenches. To date the veins have been traced for 220 feet.

In shaft one, located immediately south of the Crown Point claim boundary one of the veins is two to three feet wide. A shear zone within the greenstone host the vein. Samples from this vein include 5.4 oz/ton silver, 14.3% lead across one foot. High grade grab samples of up to 50 oz/ton silver have been obtained from this area.

Samples from the vein exposed in shaft two, located approximately 50 feet south of shaft one and 20 feet north of the mouth of the adit, include 0.04 oz/ton 2.9 oz/ton silver and 5.15% lead across 1.5 feet.

Samples from the vein exposed in shaft three, located approximately 65 feet south of shaft two, include 0.05 oz/ton gold, 7.5 oz/ton silver and 16.72 % lead.

There is no recorded of production from the Leona Showing, however when the extent of the underground workings is compared to the small size of the waste dumps it is evident that some ore was shipped from this zone. It is most likely that ore from the Leona Showing was shipped with ore mined at the Crown Point workings.

Soil geochemical sampling programs were carried out over portions of our claim in 1981, 1982 and 1987-8. The survey coverage included the Maybe and Leona showings as well as the majority of the northern half of our claim. Samples from these programs were analyzed for silver, arsenic, lead, zinc and copper. Anomalous levels of silver, arsenic, lead, zine and +/- copper correlate directly with the vein mineralization on which the Maybe and Leona workings are developed.

The geochemical soil sampling surveys also identified three additional multi-element anomalies of the same magnitude/amplitude of those anomalies that directly correlate with the know mineralized veins at the Maybe and Leona showings.

One of the additional anomalies indicates that the mineralized quartz veins at the Leona Showing continue for at least 300 feet to the south. The second additional anomaly is 500 feet long. It is located 400 feet to the west of, and runs parallel to, the Leona veins. This anomaly represents a high-priority target for the discovery of additional mineralized quartz veins(s).

The third additional anomaly is 400 feet long and 110 feet wide and runs parallel to and slightly north of the mineralization at the Maybe Showing. It also represents a high-priority target for the discovery of mineralization similar to the Maybe Showing.

All of the above described soil anomalies are enveloped within a broad, silver, arsenic, lead and zinc anomaly that is approximately 3,500 x 1,200 feet in area. This anomaly remains open to the southeast. There is a strong potential for the discovery of a large body of low-grade silver, gold, lead, zinc +/- copper mineralization within this broad geochemical anomaly that envelopes the Maybe and Leona showings.

History of Previous Work

The property is located within the Boundary Mining District of south-central British Columbia. Exploration activity in the region dates to the late 1880s, with the discovery of placer gold in Rock Creek Canyon, which is approximately five miles southwest of our claim. The subsequent rush of prospectors to the region led to the discovery of numerous mineral deposits including the Highland Bell Mine; a silver mine, located 30 miles north of our claim, which was in continuous production for 76 years; the Camp McKinney Mines, which produced in excess of 200,000 ounces of gold are located five miles west of the property.

The first documented exploration activity on the property is found in the British Columbia Department of Mines Annual Report (BCDM-AR) of 1897 where a reference to minor work is made. By the early 1900's seven crown granted claims were located within the current boundary of the property. Of these claims the Crown Point claim, which is still in good standing and not part of the property, was the main focus of exploration and development activities. The recorded production from the Crown Point claim is 529 tons of ore from which 4,149 ounces silver, 14 ounces of gold, 37,053 pounds lead and 36,085 pounds of zinc were recovered. This production occurred intermittently between 1913 and 1952.

The property was subject to intermittent periods of exploration activity between 1900 and the 1960's. The work during this period consisted of the excavation of nine shafts, one adit and numerous trenches on the Maybe Showing as well as the additional development work on the Leona Showing.

During 1949 and 1950 a total of 176 tons of ore was mined and shipped from the Maybe Showing. This yielded 1,128 ounces of silver, five ounces of gold, 25,326 pounds of lead and 21,184 pounds of zinc.

Geological mapping and limited soil geochemical sampling was carried out by J. Kucherhan in 1981 and 1982. In 1986-7 Monte Carlo Resources carried out a well-executed program of geochemical and geophysical surveying. There is no public record of an exploration work on the property since 1987. In addition there is not any record of any drilling ever being carried out on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Gerard Gallissant, a physical examination of the property and one day of prospecting. The cost of staking the claims was included in the $1,880, we paid to Madman Mining Co. Ltd. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Morgan will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to ALS Chemex, analytical chemists, geochemists and registered assayers located in North Vancouver, British Columbia.

We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or eight holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 23 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. Morgan in consultation.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have access to a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation within 90 days of the completion of this offering weather permitting.

If we do not find mineralized material on the property, our president, Wayne Morgan, will allow the claim to expire and we will cease operations.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from the property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. In any event, we have not allocated any funds for the reclamation of the property.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties. Mr. Morgan will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of the property. The subcontractors we hire will determine the number of persons it will employ for surveying, exploration, and excavating of the property. Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services.

Employees and Employment Agreements

At present, we have no employees, other than our sole officer and director. Our sole officer and director is a part-time employee and will devote about 10% of his time to our operation. Our sole officer and director does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum amount in this offering of $100,000 in order to remove uncertainties surrounding our ability to continue as a going concern.

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000.Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last a year. If we raise less than the maximum amount, we do not believe the money will last a year. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

  0-30 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

  30-120 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

  120-150 days after completion of the offering. Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found we will attempt to define the ore body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on March 23, 2004

We will be exploring one property containing one claim. The property has been staked and will begin our exploration plan upon completion of this offering.

Since inception, we have used a loan from Wayne Morgan, our sole officer and director to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by Mr. Morgan from inception on March 23, 2004 to March 31, 2004 was $14,452. The loan is not evidenced by any written instrument and is to be repaid only in the event that mineralized material is found on the property. The loan will not be repaid from the proceeds from this offering. It will only be repaid from subsequent funds received from operations.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in March 2004. This was accounted for as a purchase of shares of common stock.

As of March 31, 2004, our total assets were $5,000 and our total liabilities were $14,452.

MANAGEMENT

Officers and Directors

Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)

Wayne Morgan	51	president, principal executive officer, treasurer
1128 Quebec Street		and principal financial officer and a member of
Suite 407		the board of directors
Vancouver, British Columbia
Canada V6A 4E1

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Since March 2004, Wayne Morgan has been our president, chief executive officer, treasurer, chief financial officer and the sole member of the board of directors. Since 1998, Mr. Morgan has been self-employed as a private investor. Mr. Morgan will devote 10% of his time or four hours per week to our operation.

Conflicts of Interest

At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Mr. Morgan's devotion of time to projects that do not involve us. In the event that Mr. Morgan ceases devoting time to our operations, he has agreed to resign as an officer and director.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on March 23, 2004 through March 31, 2004. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended March 31, 2004. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
Names				Annual	Options/	Restricted		Annual
Executive Officer				Compen-	SARs	Share	LTIP	Compen-
and Principal	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Wayne Morgan	2004	0	0	0	0	0	0	0
President

We have not paid any salaries in 2004, and we do not anticipate paying any salaries at any time in 2004.We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members on the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold

Wayne Morgan
1128 Quebec Street, Suite 407	5,000,000	5,000,000	55.55%
Vancouver, British Columbia
Canada V6A 4E1

All Officers and Directors	5,000,000	5,000,000	55.55%
as a Group (1 person)

[1]     The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Mr. Morgan is our only "promoter".

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to our sole officer and director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition on March 24, 2004.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.05. If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

Because our sole officer and director will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

No common stock is subject to outstanding options, warrants or securities convertible into common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 55.55% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

Mr. Morgan, our president and sole director, has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from Mr. Morgan, other than the possible transfer of the property. In the event that the property is transferred to us, it will be transferred to a wholly owned subsidiary corporation to be formed by us and there will be no consideration for the transfer of the property.

In March 2004, we issued a total of 5,000,000 shares of restricted common stock to Wayne Morgan, our sole officer and director, in consideration of $5,000. This was accounted for as a purchase of common stock.

In March 2004, Mr. Morgan loaned us $14,452 to pay for the cost of staking the property, for legal fees connected with our incorporation, paid a portion of the legal fees for this offering, and paid accounting fees.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to March 31, 2004, included in this prospectus have been audited by Morgan & Company, Chartered Accountants, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statements for the period ended March 31, 2004 immediately follow:

AUDITORS' REPORT

To the Director
Laycor Ventures Corp.
(An exploration stage company)

We have audited the balance sheet of Laycor Ventures Corp. (an exploration stage company) as at March 31, 2004 and the statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the period from March 23, 2004 (date of inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and the results of its operations and cash flows for the period from March 23, 2004 (date of inception) to March 31, 2004, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $14,452 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ Morgan & Company
April 16, 2004	Chartered Accountants

LAYCOR VENTURES CORP.
 (An Exploration Stage Company)

BALANCE SHEET

MARCH 31, 2004
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$5,000

LIABILITIES

Current
Due to shareholder (Note 4)	$14,452

SHAREHOLDER'S DEFICIENCY

Share Capital
Authorized:
200,000,000 common shares with a par value of $0.001 per share
100,000,000 preferred shares with a par value of $0.001 per share

Issued:
5,000,000 common shares	5,000

Deficit Accumulated During The Exploration Stage	(14,452)
(9,452)

$5,000

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

STATEMENT OF LOSS AND DEFICIT

PERIOD FROM INCEPTION, MARCH 23, 2004, TO MARCH 31, 2004
(Stated in U.S. Dollars)

Expenses
Professional fees	$11,497
Mineral claim payment	1,880
Travel	1,075

Net Loss For The Period	14,452

Deficit Accumulated During Exploration Stage, Beginning Of Period	-

Deficit Accumulated During The Exploration Stage, End Of Period	$14,452

Basic And Diluted Loss Per Share	$0.01

Weighted Average Number Of Shares Outstanding	5,000,000

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, MARCH 23, 2004, TO MARCH 31, 2004
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(14,452)

Cash Flows From Financing Activities
Issue of share capital	5,000
Due to shareholder	14,452
19,452

Increase In Cash	5,000

Cash, Beginning Of Period	-

Cash, End Of Period	$5,000

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIENCY

MARCH 31, 2004
(Stated in U.S. Dollars)

	COMMON STOCK		DEFICIT
	NUMBER		ACCUMULATED
	OF		DURING THE
	COMMON	PAR	EXPLORATION
	SHARES	VALUE	STAGE	TOTAL

Shares issued for cash at $0.001	5,000,000	$5,000	$-	$5,000
Net loss for the period	-	-	(14,452)	(14,452)

Balance, March 31, 2004	5,000,000	$5,000	$(14,452)	$(9,452)

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2004
(Stated in U.S. Dollars)
  OPERATIONS

  Organization

  The Company was incorporated in the State of Nevada, U.S.A., on March 23, 2004.

  Exploration Stage Activities

  The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

  Going Concern

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

  As shown in the accompanying financial statements, the Company has incurred a net loss of $14,452 for the period from March 23, 2004 (inception) to March 31, 2004, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

  SIGNIFICANT ACCOUNTING POLICIES

  The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

  The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

  a)   Year End

  The Company's year end is March 31.

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2004
(Stated in U.S. Dollars)
  SIGNIFICANT ACCOUNTING POLICIES (Continued)

  b)   Mineral Claim Payments and Exploration Costs

  The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

  c)   Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

  d)   Foreign Currency Translation

  The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

  i)     monetary items at the rate prevailing at the balance sheet date;
  ii)     non-monetary items at the historical exchange rate;
  iii)     revenue and expense at the average rate in effect during the applicable accounting period.

  e)   Income Taxes

  The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

LAYCOR VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2004
(Stated in U.S. Dollars)
  SIGNIFICANT ACCOUNTING POLICIES (Continued)

  f)   Basic and Diluted Loss Per Share

  In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31, 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.
  MINERAL CLAIM INTEREST

  The Company has acquired a 100% interest in a mineral claim located in the Rock Creek area of the Greenwood Mining Division, British Columbia, Canada, for cash consideration of $1,880.

  DUE TO SHAREHOLDER

  The amount due to shareholder is unsecured and interest free with no specific terms of repayment.

Until _____________ 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to this registration statement.

  Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

  The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Wayne Morgan	03/23/04	5,000,000	$5,000 in cash
1128 Quebec Street, Suite 407
Vancouver, British Columbia
Canada V6A 4E1

We issued the foregoing restricted shares of common stock to Wayne Morgan, our president and principal executive officer, pursuant to section 4(2) of the Securities Act of 1933. Mr. Morgan is a sophisticated investor and was in possession of all material information relating to our company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.   EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	James Gang Mining Claim.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.   UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  a.   To include any prospectus required by Section 10(a)(3) of the Securities Act of   1933;

  b.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  c.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 7th day of June, 2004.

LAYCOR VENTURES CORP.
BY:	/s/ Wayne Morgan
Wayne Morgan, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer and sole member of the Board of Directors